EXHIBIT 4.6

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE STOCK

Issuer: Teknowledge Corporation, a Delaware corporation (the “Company”)
Number of Shares: 30,000, as the same may be from time to time adjusted pursuant to Article 2 hereof.
Class of Stock: Common
Exercise Price: $0.52 per share as the same may be from time to time adjusted pursuant to Article 2 hereof.
Issue Date: June 21, 2005
Expiration Date: June 21, 2010

THIS WARRANT CERTIFIES THAT, for the agreed upon value of $0.52 and for other good and valuable consideration, BRIDGE BANK, NATIONAL ASSOCIATION (“Holder”) is entitled to purchase the number of fully paid and nonassessable Shares of the Company at the Exercise Price per Share set forth above (the "Shares"), subject to the provisions and upon the terms and conditions set forth in this Warrant.

Article 1          EXERCISE. (See Exhibit 4.5 for remaining detail for warrants)

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